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                                                                    Exhibit 23.1

[KPMG LOGO]

     Two Nationwide Plaza                                 Telephone 614 249 2300
     Columbus, Ohio 43215                                 Fax 614 249 2348



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Applied Innovation Inc.:


We consent to incorporation by reference in the registration statements (No. 33-62646, 33-94582, 333-4432 and 333-67259) on Form S-8 of Applied Innovation
Inc. of our report dated February 12, 1999, relating to the consolidated balance sheets of Applied Innovation Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of Applied Innovation Inc.



/s/ KPMG LLP

Columbus, Ohio
March 26, 1999